Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-118516, 333-118516-01, 333-133515 and 333-133515-01) and related Prospectus of (i) Plum Creek Timber Company, Inc. for the registration of preferred stock, common stock, depositary shares, warrants and guarantees and (ii) Plum Creek Timberlands, L.P. for the registration of debt securities of our reports (a) dated February 25, 2009, with respect to the consolidated financial statements of Plum Creek Timber Company, Inc., and the effectiveness of internal control over financial reporting of Plum Creek Timber Company, Inc., and (b) dated February 25, 2009 with respect to the consolidated financial statements of Plum Creek Timberlands, L.P., and we also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-67382) and related Prospectus of Plum Creek Timber Company, Inc. for registration of common stock issuable upon exercise of Georgia Pacific Corporation-Timber Group options, in the Registration Statement (Form S-8 No. 333-71192) pertaining to the Georgia-Pacific Corporation 1995 Shareholder Value Incentive Plan and Georgia-Pacific Corporation/Timber Group 1997 Long-term Incentive Plan, in the Registration Statement (Form S-8 No. 333-59812) pertaining to the 2000 Stock Incentive Plan of Plum Creek Timber Company, Inc., and in the Registration Statement (Form S-8 No. 333-123146) pertaining to the Plum Creek Timber Company, Inc. Amended and Restated Stock Incentive Plan of our reports dated February 25, 2009, with respect to the consolidated financial statements of Plum Creek Timber Company, Inc., and the effectiveness of internal control over financial reporting of Plum Creek Timber Company, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Seattle, Washington

February 25, 2009